CUSIP NO. 769627 10 0               SCHEDULE 13D                       EXHIBIT 4
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                                POWER OF ATTORNEY

      The undersigned, Derek J. Stevens, does hereby constitute and appoint D. Kerry Crenshaw, Esq. as it's true and lawful attorney-in-fact to execute for and on it's behalf any Schedule 13D (and any amendments thereto) which it is or may be required to file with the United States Securities and Exchange Commission as a result of Desert Rock Enterprises LLC's and the Derek J. Stevens Irrevocable Trust's ownership of or transactions in securities of Riviera Holdings Corporation. Derek J. Stevens acknowledges that the foregoing attorney-in-fact, in serving in such capacity at the request of Derek J. Stevens, and is not assuming any of Derek J. Stevens' responsibilities to comply with Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

      This Power of Attorney  shall  remain in full force and effect until Derek
J. Stevens is no longer required to or wishes to file reports under Section 13(d) of the Securities Exchange Act of 1934, as amended, with respect to such undersigned's holdings of and transactions in securities issued by Riviera Holdings Corporation, unless earlier revoked by Derek J. Stevens in a signed writing delivered to the foregoing attorney-in-fact.

      IN WITNESS WHEREOF, the undersigned hereby executes this Agreement effective as of the last date set forth below.


                                      /s/ Derek J. Stevens
                                      ----------------------------------------
                                      Derek J. Stevens

                                      DATE: September 20, 2006